As Filed with the Securities and Exchange Commission on January 12, 1996
                                                    REGISTRATION NO. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ROBOTIC VISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                           11-2400145
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification No.)

                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK  11788
                                 (516) 273-9700
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                  PAT V. COSTA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ROBOTIC VISION SYSTEMS, INC.
                              425 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK  11788
                                 (516) 273-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  COPIES OF ALL COMMUNICATIONS AND NOTICES TO:

                              IRA I. ROXLAND, ESQ.
                           PARKER DURYEE ROSOFF & HAFT
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK  10017
                              TEL:  (212) 599-0500
                              FAX:  (212) 972-9487

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this Registration Statement as the Selling Stockholders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  OF SECURITIES TO BE         AMOUNT TO BE        OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
      REGISTERED               REGISTERED           PER SHARE*            PRICE*         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value............    369,856 shs.            $22.50            $8,321,760           $2,869.57
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          ROBOTIC VISION SYSTEMS, INC.

         (Cross Reference Sheet Pursuant to Item 501 of Regulation S-K)

Items in Form S-3                            Location in Registration Statement
-----------------                            or Heading in Prospectus
                                             ----------------------------------

1.   Forepart of the Registration            Facing Page of the Registration
     Statement and Outside Front             Statement; Cross-Reference Sheet;
     Cover Page of Prospectus                Outside Front Cover Page

2.   Inside Front and Outside Back           Table of Contents; Available
     Cover Pages of Prospectus               Information; Incorporation of
                                             Certain Documents by Reference

3.   Summary Information, Risk               The Company
     Factors and Ratio of Earnings
     to Fixed Charges

4.   Use of Proceeds                         Cover Page; Selling Stockholders

5.   Determination of Offering Price         Cover Page; Selling Stockholders

6.   Dilution                                *

7.   Selling Security Holders                Selling Stockholders

8.   Plan of Distribution                    Cover Page; Selling Stockholders

9.   Description of Securities               Incorporation of Certain Documents
     to be Registered                        by Reference

10.  Interests of Named Experts              Legal Opinion; Experts

11.  Material Changes                        *

12.  Incorporation of Certain                Incorporation of Certain
     Information by Reference                Information by Reference

13.  Disclosure of Commission                *
     Position on Indemnification
     for Securities Act Liabilities


______________________

     * Not Applicable

PROSPECTUS
                                 369,856 SHARES

                          ROBOTIC VISION SYSTEMS, INC.

                                  COMMON STOCK

                            ________________________

     This Prospectus relates to 369,856 shares of common stock, par value $0.01 per share (the "Common Stock"), of Robotic Vision Systems, Inc. (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

     The Common Stock is quoted on The Nasdaq National Market (the "NASDAQ-NM") under the symbol "ROBV." On January 8, 1996, the closing last sale price of the Common Stock as reported by the NASDAQ-NM was $22.50 per share.

                            ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ________________________

     The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common

Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.


                            ________________________

                The date of this Prospectus is            , 1996

                                TABLE OF CONTENTS


The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Incorporation of Certain Documents by Reference  . . . . . . . . . . . . . . . 2

Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6





     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                                   THE COMPANY


GENERAL

     Robotic Vision Systems, Inc. (the "Company") produces automated 3-dimensional ("3-D") vision-based systems for inspection and measurement and is a leader in advanced electro-optical sensor technology.

     The Company's core business is its Electronics Division which supplies inspection equipment to the semiconductor industry. The Company also has an Aircraft Safety Division which is developing an ice detection product for the aviation industry. The Electronics Division's LS-Series lead scanning systems offer automated high-speed 3-D semiconductor package lead inspection with the added feature of non-contact scanning of the packages in their shipping trays. The systems use a laser-based, non-contact, 3-D measurement technique to inspect and sort quad flat packs, thin quad flat packs, plastic leaded chip carriers, ball grid arrays and thin small outline packs from their carrying trays. The system measurements include coplanarity, total package height, true position spread and span, as well as lead angle, width, pitch and gap.

     Acuity Imaging, Inc. ("Acuity"), which became a wholly-owned subsidiary of the Company on September 20, 1995, designs, develops, manufactures and supplies machine vision systems to a diversity of markets.

     The Company was incorporated in New York in 1976 and reincorporated in Delaware in 1977. Its executive offices are located at 425 Rabro Drive East, Hauppauge, New York 11788; telephone (516) 273-9700.


RECENT DEVELOPMENT

     On October 23, 1995, the Company consummated a merger with International Data Matrix, Inc., a privately owned company located in Clearwater, Florida ("IDM"), pursuant to which IDM became a wholly owned subsidiary of the Company (the "IDM Merger"). IDM markets a line of 2-D Data Matrix-TM- code readers and is widely recognized in the emerging high-density 2-D bar code segment of the bar code industry. The IDM Merger was structured as a tax-free organization and accounted for as a pooling of interests. As a consequence of the IDM Merger, the Company issued 369,856 shares of its Common Stock to the Selling Stockholders in exchange for all of the outstanding shares of IDM common stock. See "Selling Stockholders."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-8623) under the Exchange Act:

     (a) The Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1995 (the "Annual Report");

     (b) The Company's Current Report on Form 8-K dated October 3, 1995, relating to the Company's acquisition by merger of Acuity;

     (c) The Company's Current Report on Form 8-K and 8-K/A-1 dated October 23, 1995, relating to the IDM Merger; and

     (d) The Company's Registration Statement on Form 8-A for a description of the Common Stock.


     All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests or such copies should be directed to Robert H. Walker, Secretary, Robotic Vision Systems, Inc., 425 Rabro Drive East, Hauppauge, New York 11788; telephone number: (516) 273-9700.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders, all of whom acquired their respective shares of RVSI Common Stock pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated October 20, 1995 by and between RVSI and IDM by which IDM became a wholly owned subsidiary of RVSI. The 58 Selling Stockholders named below, at least 26 of which are "accredited investors", as such term is defined in Rule 501, promulgated under the Securities Act, acquired their shares of RVSI Common Stock absent registration under the Securities act by reason of the exemption from such registration afforded by the provisions of Section 4(2) thereof and Regulation D promulgated thereunder. The Company will receive no proceeds from the sale of the shares by the Selling Stockholders.

                               BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                               OF SHARES OF             NUMBER OF SHARES OF      OF SHARES OF COMMON      PERCENTAGE OF COMMON
NAME OF SELLING                COMMON STOCK AT          COMMON STOCK OFFERED     STOCK AFTER THE          STOCK AFTER THE
STOCKHOLDER                    DECEMBER 31, 1995        FOR SALE                 OFFERING                 OFFERING
---------------                --------------------     --------------------     --------------------     --------------------
Telxon
Corporation(1)(2)                   55,933                   55,933                         -                        -

Dennis G. Priddy(1)(3)              53,718                   53,718                         -                        -

Houston Venture
Partners(1)(4)                      32,422                   32,422                         -                        -

Finovelec(1)                        29,184                   29,184                         -                        -

Charles C. Johnston(1)              26,859                   26,859                         -                        -

Factory Systemes(1)                 21,615                   21,615                         -                        -

Jay Rosenstein(1)                   19,696                   19,696                         -                        -

William D. Moses                    13,792                   13,792                         -                        -

Jack B. Tamarkin                    11,587                   11,587                         -                        -

Sam Simon                           10,232                   10,232                         -                        -

Stephen M. Wagman(5)                 9,792                    9,792                         -                        -

Irwin Thomases, Trustee              8,594                    8,594                         -                        -

IDI                                  1,606                    1,606                         -                        -

Itochu Electronics Corp.             7,674                    7,674                         -                        -

Michael I. Monus                     7,558                    7,558                         -                        -


                                        3

Michael C. Tamarkin                  5,433                    5,433                         -                        -

Tokyo Electric Co. Ltd.              5,116                    5,116                         -                        -

John M. Antonucci                    3,890                    3,890                         -                        -

Robert A. Goodman(6)                 3,837                    3,837                         -                        -

George H. Henry                      3,581                    3,581                         -                        -

Blanche Weiss Trust                  3,077                    3,077                         -                        -

Sara Lee Augusta                     2,628                    2,628                         -                        -

Michael Simon                        2,628                    2,628                         -                        -

Dr. and Mrs. Harry Wagman            2,499                    2,499                         -                        -

Jonathan Berman                      2,018                    2,018                         -                        -

Bertram Tamarkin                     1,752                    1,752                         -                        -

Morris Simon                         1,752                    1,752                         -                        -

Nathan Monus                         1,752                    1,752                         -                        -

Noel Levine                          1,752                    1,752                         -                        -

Anita T. Shapiro                     1,752                    1,752                         -                        -

Greg Kilma/Pamela Alexander          1,368                    1,368                         -                        -

Pharmagraphics, Inc.                 1,330                    1,330                         -                        -

Treleaven Trust                      1,330                    1,330                         -                        -

Irene Peplowski                      1,151                    1,151                         -                        -

Dr. Bertram Katz                     1,151                    1,151                         -                        -

Jason C. Priddy                      1,023                    1,023                         -                        -

Erin M. Priddy                       1,023                    1,023                         -                        -

John W. Dorsey                         833                      833                         -                        -

Carl W. Treleaven                      792                      792                         -                        -

Howard M. Gitten                       782                      782                         -                        -

Barbara Goldberg                       639                      639                         -                        -

Scott Lewis                            516                      516                         -                        -

Mary E. Cymbalski                      511                      511                         -                        -

Christen V. Nielsen                    511                      511                         -                        -

Phillip Colangelo, Custodian           378                      378                         -                        -

Patrice Jones Family Trust             360                      360                         -                        -

Patrick Bamas                          296                      296                         -                        -

Jacques Chatain                        296                      296                         -                        -

Bernard Daugeras                       296                      296                         -                        -

Jean Jacquin                           296                      296                         -                        -

Jean-Marc Patouillaud                  296                      296                         -                        -

Sandra L. Spangler                     255                      255                         -                        -


                                        4

Ethel Wagman                           191                      191                         -                        -

Alain Lacoste                          148                      148                         -                        -

Richard Kittilsen                      127                      127                         -                        -

William Allen                          127                      127                         -                        -

Patrice Jones, Custodian                53                       53                         -                        -

Patrice Jones, Custodian                48                       48                         -                        -
                                 ---------                ---------

                                   369,856                  369,856                         -                        -
                                 ---------                ---------
                                 ---------                ---------

-------------------

(1) Prior to the IDM Merger, such person beneficially owned more than 5% of the outstanding common stock of IDM.

(2) Prior to the IDM Merger, Telxon Corporation had the right, and exercised such right, to nominate two persons to IDM's board of directors.

(3) Prior to the IDM Merger, Dennis G. Priddy, the founder of IDM, was IDM's President and a director.

(4) Prior to the IDM Merger, Houston Venture Partners had the right, and exercised such right, to nominate one person to IDM's board of directors.

(5)    Prior to February 1995, Stephen M. Wagman was a director of IDM.

(6)    Prior to the IDM Merger, Robert A. Goodman was a director of IDM.



       The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.


                                  LEGAL OPINION

       The legality of the Common Stock offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, 529 Fifth Avenue, New York, New York 10017. Jay M. Haft, of counsel to such Firm and a director of the Company, beneficially owns 158,946 shares of Common Stock of the Company, as well as options and warrants to acquire an additional 357,600 shares of such Common Stock. Members of Parker Duryee Rosoff & Haft, other than Mr. Haft, beneficially own 148,625 shares of Common Stock of the Company and warrants to acquire an additional 72,667 shares of Common Stock of the Company.


                                     EXPERTS

       The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1995 and the supplemental financial statements of the Company and its consolidated subsidiaries included in this Prospectus as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, except Acuity Imaging, Inc. and subsidiaries for the years ended September 30, 1995 and December 31, 1994, and except Itran Corporation for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP as stated in their reports which are incorporated by reference and appear herein, respectively, in the Registration Statement. The financial statements of Acuity Imaging, Inc. and subsidiaries and Itran Corporation for the periods indicated above (consolidated with those of the Company) have been audited by Arthur Andersen LLP as stated in their reports, which are incorporated by reference and included herein. Such financial statements and supplemental financial statements of the Company and its consolidated subsidiaries are incorporated by reference and included herein, respectively, in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

       The financial statements of International Data Matrix, Inc. as of September 30, 1995 and December 31, 1994 and for the nine months ended September 30, 1995 and the year ended December 31, 1994 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A-1 dated October 23, 1995, and the financial statements of Acuity Imaging, Inc. (formerly Automatix Incorporated) as of December 31, 1993 and for each of the two years in the period ended December 31, 1993 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated October 3, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The financial statements of Acuity Imaging, Inc. as of December 31, 1994 and for the year then ended incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated october 3, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference and has been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Robotic Vision Systems, Inc. and
Subsidiaries:

We have audited the accompanying supplemental consolidated balance sheets of Robotic Vision Systems, Inc. and subsidiaries (the "Company") as of September 30, 1995 and 1994, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Acuity Imaging, Inc. and subsidiaries ("Acuity"), a wholly-owned subsidiary, for the years ended September 30, 1995 and December 31, 1994 and 1993, respectively, which statements reflect total assets constituting 12% and 30% of consolidated total assets as of September 30, 1995 and 1994, respectively, and total revenues constituting 29%, 46%, and 47% of consolidated total revenues for the years ended September 30, 1995, 1994 and 1993, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Acuity, is based solely on the report of such other auditors, with the exception that in 1993, we audited the financial statements of a subsidiary of Acuity, which statements reflect total revenues constituting 22% of consolidated total revenues of the Company for the year ended
September 30, 1993.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Robotic Vision Systems, Inc. and subsidiaries and International Data Matrix, Inc. ("IDM") as of October 23, 1995, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not cover the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the reports of the other auditors, such supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the merger described above.


/s/ Deloitte & Touche LLP

Jericho, New York
December 15, 1995

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Acuity Imaging, Inc.:

We have audited the consolidated balance sheets of Acuity Imaging, Inc. (a Delaware corporation and a wholly owned subsidiary of Robotic Vision Systems, Inc.) and subsidiaries as of September 30, 1995 and December 31, 1994, and the related consolidated statements of operations and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acuity Imaging, Inc. and subsidiaries at September 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

On September 20, 1995, Robotic Vision Systems, Inc. acquired Acuity Imaging,
Inc.


/s/ Arthur Andersen LLP


Boston, Massachusetts
November 6, 1995

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of Itran Corporation:

We have audited the balance sheets of Itran Corporation (a Delaware corporation) as of December 31, 1993, and the related statements of operations, stockholders' investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Itran Corporation as of December 31, 1993, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

On January 24, 1994, Itran Corporation merged with Automatix, Incorporated with Automatix as the surviving corporation. The surviving corporation was renamed Acuity Imaging, Inc.


/s/ Arthur Andersen LLP


Boston, Massachusetts
February 4, 1994

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                 NOTES           1995             1994
                                                                 -----           ----             ----
                                                                               RESTATED         RESTATED
                                                                               (NOTE 2)         (NOTE 2)
ASSETS                                                             9

CURRENT ASSETS:
  Cash and cash equivalents                                                 $ 16,424,000      $  2,104,000
  Investments                                                                  1,000,000         1,495,000
  Receivables - net                                                3          12,082,000         7,221,000
  Inventories                                                      4           8,461,000         4,416,000
  Deferred income taxes                                            5           2,375,000         1,163,000
  Prepaid expenses and other                                                     154,000           163,000
                                                                            ------------      ------------
         Total current assets                                                 40,496,000        16,562,000

PLANT AND EQUIPMENT - NET                                          6           4,145,000         2,863,000

OTHER ASSETS                                                       7           1,748,000         1,483,000

INVESTMENTS                                                                    1,989,000         1,500,000
                                                                            ------------      ------------
                                                                            $ 48,378,000      $ 22,408,000
                                                                            ------------      ------------
                                                                            ------------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                                                   10        $    270,000      $    649,000
  Loan payable                                                     9           1,385,000              -
  Accounts payable                                                             7,988,000         4,669,000
  Accrued expenses and other current liabilities                   8           5,473,000         4,154,000
  Advance contract payments received                                           1,078,000           912,000
                                                                            ------------      ------------
         Total current liabilities                                            16,194,000        10,384,000

LOAN PAYABLE                                                                        -            1,015,000

OTHER LIABILITIES                                                                 78,000           216,000
                                                                            ------------      ------------

TOTAL LIABILITIES                                                             16,272,000        11,615,000
                                                                            ------------      ------------

COMMITMENTS AND CONTINGENCIES                                   12, 15

STOCKHOLDERS' EQUITY:                                             13
  Common stock, $.01 par value; shares
    authorized, 30,000,000; shares issued and
    outstanding, 1995 - 15,175,000 and 1994 - 13,224,000                         152,000           132,000
  Additional paid-in capital                                                 109,834,000        97,285,000
  Accumulated deficit                                                        (78,023,000)      (86,755,000)
  Cumulative translation adjustment                                              143,000           131,000
                                                                            ------------      ------------
         Total stockholders' equity                                           32,106,000        10,793,000
                                                                            ------------      ------------

                                                                            $ 48,378,000      $ 22,408,000
                                                                            ------------      ------------
                                                                            ------------      ------------

See notes to supplemental consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

                                                                   NOTES         1995             1994             1993
                                                                   -----         ----             ----             ----
                                                                               RESTATED         RESTATED         RESTATED
                                                                               (NOTE 2)         (NOTE 2)         (NOTE 2)
REVENUES                                                            14       $65,260,000       $47,839,000      $39,640,000

COST OF REVENUES                                                              28,726,000        22,391,000       19,493,000
                                                                             -----------       -----------      -----------
GROSS PROFIT                                                                  36,534,000        25,448,000       20,147,000
                                                                             -----------       -----------      -----------

OPERATING COSTS AND EXPENSES:
  Research and development costs                                              10,435,000         8,013,000        6,425,000
  Selling, general and administrative expenses                                16,888,000        13,936,000       11,544,000
  Merger expenses                                                    2         1,305,000            -             1,091,000
  Interest income                                                               (431,000)         (123,000)         (44,000)
  Interest expense                                                               153,000           232,000          368,000
                                                                             -----------       -----------      -----------

                                                                              28,350,000        22,058,000       19,384,000
                                                                             -----------       -----------      -----------

INCOME BEFORE BENEFIT FROM
   INCOME TAXES                                                                8,184,000         3,390,000          763,000

BENEFIT FROM INCOME TAXES                                            5           649,000           291,000          398,000
                                                                             -----------       -----------      -----------

NET INCOME                                                                   $ 8,833,000       $ 3,681,000      $ 1,161,000
                                                                             -----------       -----------      -----------
                                                                             -----------       -----------      -----------

NET INCOME PER SHARE:

  Primary                                                                    $      0.55       $      0.25      $      0.10
                                                                             -----------       -----------      -----------
                                                                             -----------       -----------      -----------
  Fully diluted                                                              $      0.53       $      0.25      $      0.10
                                                                             -----------       -----------      -----------
                                                                             -----------       -----------      -----------

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:

  Primary                                                                     16,199,000        14,593,000       13,750,000
                                                                             -----------       -----------      -----------
                                                                             -----------       -----------      -----------
  Fully diluted                                                               16,572,000        14,795,000       13,750,000
                                                                             -----------       -----------      -----------
                                                                             -----------       -----------      -----------



See notes to supplemental consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

                                                            COMMON STOCK
                                                       ----------------------    ADDITIONAL                   CUMULATIVE    STOCK-
                                                         NUMBER                    PAID-IN      ACCUMULATED   TRANSLATION  HOLDERS'
                                             NOTES      OF SHARES     AMOUNT       CAPITAL        DEFICIT     ADJUSTMENT    EQUITY
                                             -----     -----------   --------    ----------     -----------   ----------- ----------
Balance October 1, 1992 (as
  previously reported)                                 10,987,000    $110,000   $ 89,284,000   $(88,759,000)   $140,000  $  775,000

Changes resulting from acquisition
  accounted for as pooling-of-interests          2        192,000       2,000      2,898,000     (2,838,000)      -          62,000
                                                       ----------    --------   ------------   ------------    --------  ----------

Balance, October 1, 1992 (Restated)                    11,179,000     112,000     92,182,000    (91,597,000)    140,000     837,000
Shares issued to the Defined Contribution
  Stock Ownership and Deferred Compensation
  Plan                                          11         16,000       -             22,000          -           -          22,000
Offering costs incurred in connection
  with registration of shares and
  warrants                                                  -           -            (80,000)         -           -         (80,000)
Shares issued in connection with the
  exercise of stock options                     13         22,000       1,000         20,000          -           -          21,000
Warrants issued for professional
  services rendered                             13          -           -            125,000          -           -         125,000
Warrants issued in connection
  with the settlement of litigation             13          -           -             25,000          -           -          25,000
Translation adjustment                                      -           -              -              -          (3,000)     (3,000)
Net income                                                  -           -              -          1,161,000       -       1,161,000
                                                       ----------    --------   ------------   ------------    --------  ----------

Balance, September 30, 1993 (Restated)                 11,217,000     113,000     92,294,000    (90,436,000)    137,000   2,108,000
Shares issued to the Defined Contribution
  Stock Ownership and Deferred
  Compensation Plan                             11          9,000       -             36,000          -           -          36,000
Shares and warrants issued in connection
  with private equity placement, net of
  offering costs                                13      1,360,000      14,000      3,790,000          -           -       3,804,000
Shares issued in connection with private
  placement of subsidiary, net of
  offering costs                                13         59,000       -            491,000          -           -         491,000
Warrants issued for professional services       13          -           -             38,000          -           -          38,000
Shares issued in connection with the
  exercise of stock options                     13        336,000       3,000        368,000          -           -         371,000
Shares issued in connection with the exercise
  of warrants                                   13        243,000       2,000        268,000          -           -         270,000
Translation adjustment                                      -           -              -              -          (6,000)     (6,000)
Net income                                                  -           -              -          3,681,000       -       3,681,000
                                                       ----------    --------   ------------   ------------    --------  ----------

Balance, September 30, 1994 (Restated)                 13,224,000     132,000     97,285,000    (86,755,000)    131,000  10,793,000
Shares issued to the Defined Contribution
  Stock Ownership and Deferred
  Compensation Plan                             11         12,000       -             60,000          -           -          60,000
Shares and warrants issued in connection
  with private equity placement, net of
  offering costs                                13      1,110,000      11,000      9,375,000          -           -       9,386,000
Shares issued in connection with private
  placement of subsidiary, net of
  offering costs                                13        119,000       2,000      1,763,000          -           -       1,765,000
Warrants issued for professional services       13          -           -             92,000          -           -          92,000
Shares issued in connection with the exercise
  of stock options                              13        386,000       4,000        770,000          -           -         774,000
Shares issued in connection with the exercise
  of warrants                                   13        324,000       3,000        489,000          -           -         492,000
Change in year end of pooled companies           2          -           -              -           (101,000)      -        (101,000)
Translation adjustment                                      -           -              -              -          12,000      12,000
Net income                                                  -           -              -          8,833,000       -       8,833,000
                                                       ----------    --------   ------------   ------------    --------  ----------

Balance, September 30, 1995 (Restated)                 15,175,000    $152,000   $109,834,000   $(78,023,000)   $143,000 $32,106,000
                                                       ----------    --------   ------------   ------------    --------  ----------
                                                       ----------    --------   ------------   ------------    --------  ----------


See notes to supplemental consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

                                                                           1995               1994                1993
                                                                           ----               ----                ----
                                                                         RESTATED           RESTATED            RESTATED
                                                                         (NOTE 2)           (NOTE 2)            (NOTE 2)
OPERATING ACTIVITIES:
Net income                                                            $  8,833,000        $ 3,681,000         $ 1,161,000
Adjustments to reconcile net income
  to net cash provided by operating activities:
    Deferred income taxes                                               (1,212,000)          (579,000)           (584,000)
    Depreciation and amortization                                        1,575,000          1,065,000             791,000
    Interest expense                                                         -                 84,000             310,000
    Provision for doubtful accounts receivable                              80,000              -                  82,000
    Issuance of common stock and warrants for professional
      services rendered                                                     92,000             38,000             125,000
    Issuance of common stock - Defined Contribution Stock
      Ownership and Deferred Compensation Plan                              60,000             36,000              22,000
    Warrants issued as settlement of litigation                              -                  -                  25,000
    Other                                                                   39,000             32,000               7,000
    Changes in assets and liabilities:
      Receivables                                                       (5,027,000)        (1,959,000)           (155,000)
      Inventories                                                       (4,366,000)          (684,000)         (1,672,000)
      Prepaid expenses and other current assets                             39,000            (28,000)             25,000
      Other assets                                                        (640,000)          (369,000)           (677,000)
      Accounts payable                                                   3,723,000            805,000           1,687,000
      Accrued expenses and other current liabilities                     1,613,000           (758,000)            908,000
      Advance contract payments received                                   365,000            176,000             315,000
Other liabilities                                                         (136,000)           (35,000)            (90,000)
                                                                      ------------        -----------         -----------

           Net cash provided by operating activities                     4,308,000          1,153,000           2,280,000
                                                                      ------------        -----------         -----------

INVESTING ACTIVITIES:
Additions to plant and equipment                                        (2,521,000)        (1,689,000)         (1,243,000)
Purchase of investments                                                 (1,484,000)        (2,984,000)              -
Proceeds from maturity of investments                                    1,500,000              -                   -
                                                                      ------------        -----------         -----------

           Net cash used in investing activities                        (2,505,000)        (4,673,000)         (1,243,000)
                                                                      ------------        -----------         -----------

FINANCING ACTIVITIES:
Issuance of common stock and warrants - private
  equity placements (less offering costs)                               10,306,000          4,068,000             (80,000)
Issuance of common stock in connection with the exercise
  of stock options and warrants                                          1,266,000            641,000              21,000
Notes payable                                                              837,000            563,000             208,000
Proceeds from bank loan                                                  1,970,000          1,015,000               -
Payment of short-term debt and related accrued interest                 (1,551,000)        (3,491,000)              -
                                                                      ------------        -----------         -----------

           Net cash provided by financing activities                    12,828,000          2,796,000             149,000
                                                                      ------------        -----------         -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                                           3,000             (6,000)             (3,000)

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                      14,634,000           (730,000)          1,183,000

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                      1,790,000          2,834,000           1,651,000
                                                                      ------------        -----------         -----------

  End of year                                                         $ 16,424,000        $ 2,104,000         $ 2,834,000
                                                                      ------------        -----------         -----------
                                                                      ------------        -----------         -----------

See notes to supplemental consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993 (CONTINUED)
--------------------------------------------------------------------------------

                                                                         1995            1994           1993
                                                                         ----            ----           ----
SUPPLEMENTAL INFORMATION - Interest paid                              $ 157,000      $ 1,390,000      $ 29,000
                                                                      ---------      -----------      --------
                                                                      ---------      -----------      --------
                         - Taxes paid                                 $ 581,000      $   386,000      $ 92,000
                                                                      ---------      -----------      --------
                                                                      ---------      -----------      --------

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Property and equipment acquired under capital leases                $   9,000      $    16,000      $  -
                                                                      ---------      -----------      --------
                                                                      ---------      -----------      --------

  Notes payable and accrued interest satisfied by private
    offering of common stock of subsidiary                            $ 785,000      $   227,000      $  -
                                                                      ---------      -----------      --------
                                                                      ---------      -----------      --------

  Accounts payable satisfied by private offering of common stock
    of subsidiary                                                     $  60,000      $     -          $  -
                                                                      ---------      -----------      --------
                                                                      ---------      -----------      --------


See notes to supplemental consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND FINANCIAL REPORTING POLICIES

     A. DESCRIPTION OF BUSINESS - Robotic Vision Systems, Inc. and subsidiaries (the "Company") is principally engaged in the development, manufacture and marketing of automated two dimensional and three dimensional vision-based systems for inspection and measurement products which have a variety of commercial and military applications.

     B. PRINCIPLES OF CONSOLIDATION - The supplemental consolidated financial statements include the financial statements of Robotic Vision Systems, Inc., Acuity Imaging, Inc. and subsidiaries (a wholly-owned subsidiary) ("Acuity"), and International Data Matrix, Inc. (a wholly-owned subsidiary) ("IDM"). All significant intercompany transactions and balances have been eliminated in consolidation.

The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the business combination with IDM (Note 2) which occurred on October 23, 1995 and has been accounted for as a pooling of interests.

     C. REVENUES AND COST OF REVENUES - The Company recognizes revenue on its standard electronic inspection and measurement products upon shipment. Revenue from the licensing of software is recognized when the software is delivered if collectibility is probable and there are no significant vendor obligations. Engineering service and support revenue is recognized when such services are rendered. The Company recognizes revenues and related cost of revenues associated with the long-term contracts using the percentage-of-completion method of accounting, measured by the percentage of total costs incurred in relation to total estimated costs at completion. Contract costs include material, direct labor, manufacturing overhead and other direct costs. The degree of accuracy with which the Company is able to estimate the profit to be realized on fixed-price long-term contracts is greater as the contract approaches completion; accordingly, the Company reviews its estimates periodically and records adjustments thereto as required. On firm fixed-price contracts which are in the early stages of completion, and for which estimates of profit cannot be reasonably determined, the Company utilizes the percentage-of-completion method recognizing revenue in amounts equal to costs incurred until such time that profit margins can be reasonably estimated. If a loss is anticipated on a contract, the entire amount of the estimated loss is accrued in the period in which the loss becomes known.

Revenues are billed in accordance with the terms of each contract. The Company estimates that all of its unbilled receivables at September 30, 1995 will become billable during the ensuing twelve months.

     D. CASH AND CASH EQUIVALENTS - Cash and cash equivalents includes money market accounts and certain debt securities issued by the United States government with an original maturity of three months or less.

     E. INVESTMENTS - Investments consist of certain debt securities issued by the United States government with maturities through November 1997. The Company's intention is to hold such investments until their maturity, therefore, such investments are recorded at their amortized cost. As of September 30, 1995, the aggregate fair value of investments maturing within one year was approximately $993,000 and the fair value of investments with maturities of longer than one year was approximately $2,020,000. The aggregate unrealized gain as of September 30, 1995 was approximately $24,000. As of September 30, 1994, the aggregate fair value of investments maturing within one year was approximately $1,478,000 and the fair value of investment with maturities of longer than one year was approximately $1,447,000. The aggregate unrealized loss as of September 30, 1994 was approximately $70,000.

     F. PLANT AND EQUIPMENT - Plant and equipment is recorded at cost less accumulated depreciation and amortization and includes the costs associated with demonstration equipment and other equipment internally developed by the Company. The cost of internally developed assets includes direct material and labor costs and applicable factory overhead. Depreciation is computed by the straight-line method over estimated lives ranging from two to eight years. Leasehold improvements are amortized over the lesser of their respective estimated useful lives or lease terms.

     G. INVENTORIES - Inventories are stated at the lower of cost (using the first-in, first-out cost flow assumption) or market.

     H. SOFTWARE DEVELOPMENT COSTS - Software development costs are capitalized in accordance with Statement of Financial Accounting Standards No.
86. Capitalized software development costs are amortized primarily over a five-year period, which is the estimated useful life of the software. Amortization begins in the period in which the related product is available for general release to customers.

     I. RESEARCH AND DEVELOPMENT COSTS - The Company charges research and development costs for Company-funded projects to operations as incurred. Research and development costs which are reimbursable under customer-funded contracts are treated as contract costs.

     J. INCOME TAXES - Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     K. FOREIGN CURRENCY TRANSLATION - Assets and liabilities of the Company's European subsidiary are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average exchange rate for the year. The resulting translation adjustments are excluded from operations and accumulated as a separate component of stockholders' equity. Transaction gains are included in net income and totaled $4,000, $19,000 and $0 in 1995, 1994 and 1993, respectively.

     L. INCOME PER SHARE - Net income per common share is computed by dividing each year's net income by the respective weighted average number of shares of common stock outstanding during the period, after giving effect to dilutive options and warrants. The effect of options and warrants was calculated using the modified treasury stock method for the years ended September 30, 1994 and 1993.

     M. FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          A. CASH AND CASH EQUIVALENTS - The carrying amounts approximate fair value because of the short maturity of these instruments.

          B.   INVESTMENTS - Fair value equals quoted market value.

          C. RECEIVABLES - The carrying amount approximates fair value because of the short maturity of these instruments.

          D. DEBT - The carrying amounts approximate fair value because of the relatively short maturity of those instruments.

      N. RECLASSIFICATION - Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.

2.    ACQUISITIONS

      A.   INTERNATIONAL DATA MATRIX, INC.

           On October 23, 1995, the Company acquired the outstanding shares of IDM for approximately 370,000 shares of the Company's common stock, having a market value at the date of the merger of approximately $8,183,000. IDM is a developer and seller of computerized visual inspection equipment. This acquisition has been accounted for as a pooling of interests and accordingly, the supplemental consolidated financial statements have been restated to include the accounts of IDM for all periods presented. The accompanying September 30, 1994 and 1993 supplemental consolidated financial statements include IDM's amounts for the years ended December 31, 1994 and 1993. The accompanying supplemental consolidated financial statement for the year ended September 30, 1995 include the operations of IDM on a common fiscal year. IDM's net loss for the period October 1, 1994 through December 31, 1994 of $154,000, included twice in the accompanying supplemental consolidated statements of income as a result of conforming fiscal years, has been included as an adjustment to consolidated accumulated deficit. As of September 30, 1995, $145,000 of expense have been incurred related to this merger.

           The following is a reconciliation of certain restated amounts with amounts previously reported:


                                                   YEARS ENDED SEPTEMBER 30,
                                                   -------------------------
                                              1995            1994            1993
                                              ----            ----            ----
      Revenues:
        As previously reported             $63,644,000     $46,781,000     $38,677,000
        Effect of IDM pooling of interests   1,616,000       1,058,000         963,000
                                           -----------     -----------     -----------
        As restated                        $65,260,000     $47,839,000     $39,640,000
                                           -----------     -----------     -----------
                                           -----------     -----------     -----------

      Net income (loss):
        As previously reported              $9,956,000      $4,417,000      $1,569,000
        Effect of IDM pooling of interests  (1,123,000)       (736,000)       (408,000)
                                           -----------     -----------     -----------
        As restated                         $8,833,000      $3,681,000      $1,161,000
                                           -----------     -----------     -----------
                                           -----------     -----------     -----------


                                                      YEARS ENDED SEPTEMBER 30,
                                                 ------------------------------------
                                                  1995          1994           1993
                                                  ----          ----           ----
Net income (loss) per share:
    Primary:
        As previously reported                   $ 0.63        $ 0.31         $ 0.13
        Effect of IDM pooling of interests        (0.08)        (0.06)         (0.03)
                                                 ------        ------         ------
        As restated                              $ 0.55        $ 0.25         $ 0.10
                                                 ------        ------         ------
                                                 ------        ------         ------

    Fully diluted:
        As previously reported                    $0.61         $0.30          $0.13
        Effect of IDM pooling of interests        (0.08)        (0.05)         (0.03)
                                                 ------        ------         ------
        As restated                               $0.53         $0.25          $0.10
                                                 ------        ------         ------
                                                 ------        ------         ------



     B.   ACUITY IMAGING, INC. AND SUBSIDIARIES

          On September 20, 1995, the Company acquired the outstanding shares of Acuity for approximately 1,448,000 shares of the Company's common stock, having a market value at the date of the merger of approximately $31,141,000. Acuity is a developer and seller of computerized visual inspection equipment. Outstanding Acuity stock options were converted into options to purchase approximately 114,000 shares of the Company's common stock. This acquisition has been accounted for as a pooling of interests. The accompanying September 30, 1994 and 1993 supplemental consolidated financial statements include Acuity's amounts for the years ended December 31, 1994 and 1993. The accompanying supplemental consolidated financial statement for the year ended September 30, 1995 include the operations of Acuity on a common fiscal year. Acuity's net income for the period October 1, 1994 through December 31, 1994 of $255,000, included twice in the accompanying supplemental consolidated statements of income as a result of conforming fiscal years, has been included as an adjustment to consolidated accumulated deficit. Included in the operating results of the Company for the year ended September 30, 1995 are approximately $19,153,000 of revenues and $1,188,000 of net loss of Acuity prior to the date of acquisition (September 20, 1995).
          Expenses of $1,160,000 have been incurred related to this merger.

     C.   MERGER OF ACUITY (FORMERLY AUTOMATIX INCORPORATED) WITH ITRAN CORP.

          On January 26, 1994, Acuity (formerly Automatix Incorporated ["Automatix"]) merged with Itran Corp. ("Itran") in a tax-free exchange of approximately 1,483,000 registered shares of Automatix common stock for substantially all of Itran's outstanding common and preferred stock. Itran was a developer and seller of computerized visual inspection equipment. Automatix was the surviving corporation and, simultaneously with the merger, changed its name to Acuity Imaging, Inc. Outstanding Itran stock options were converted into options to purchase approximately 162,000 shares of Acuity's common stock. The merger has been accounted for as a pooling of interests. Expenses of approximately $1,091,000 were incurred related to this merger.

3.   RECEIVABLES

     Receivables at September 30, 1995 and 1994 consisted of the following:


                                                              1995                 1994
                                                              ----                 ----
     Billed accounts receivable                            $11,078,000         $6,801,000
     Unbilled accounts receivable                            1,298,000            702,000
                                                           -----------         ----------
     Total                                                  12,376,000          7,503,000
     Less allowance for doubtful accounts receivable           294,000            282,000
                                                           -----------         ----------
     Receivables - net                                     $12,082,000         $7,221,000
                                                           -----------         ----------
                                                           -----------         ----------


     Unbilled receivables primarily relate to sales recorded on standard products which have been shipped, but have not yet been finally accepted by the customer. The Company has no significant remaining obligations relating to these unbilled receivables and collectibility is probable.

4.   INVENTORIES

     Inventories at September 30, 1995 and 1994 consisted of the following:


                                                      1995          1994
                                                      ----          ----
           Raw materials                           $2,223,000   $  994,000
           Work-in-process                          5,515,000    2,904,000
           Finished goods                             533,000      393,000
           Field engineering parts and components     190,000      125,000
                                                   ----------   ----------
           Total                                   $8,461,000   $4,416,000
                                                   ----------   ----------
                                                   ----------   ----------


     5.   INCOME TAXES

     The benefit from income taxes for the fiscal years ended September 30, 1995, 1994 and 1993 consisted of the following:


                                                                 1995           1994            1993
                                                                 ----           ----            ----
        Current:
           Federal                                           $ 3,676,000    $ 1,377,000      $ 676,000
           State                                                 677,000        264,000        214,000
           Utilization of net operating loss carryforwards    (3,790,000)    (1,353,000)      (704,000)
                                                             -----------    -----------      ---------
                                                                 563,000        288,000        186,000
                                                             -----------    -----------      ---------

        Deferred:
           Federal                                             1,983,000        891,000            -
           State                                                 371,000        108,000            -
           Adjustment of valuation allowance                  (3,566,000)    (1,578,000)      (584,000)
                                                             -----------    -----------      ---------
                                                              (1,212,000)      (579,000)      (584,000)
                                                             -----------    -----------      ---------
           Total                                             $  (649,000)   $  (291,000)     $(398,000)
                                                             -----------    -----------      ---------
                                                             -----------    -----------      ---------



     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") during fiscal 1993. The adoption of SFAS 109 was made as of the beginning of the fiscal year on a prospective basis. This accounting change had no effect on the Company's financial statements as of the date of adoption. However, the adoption of SFAS 109 resulted in an increase in the income tax benefit recognized in fiscal 1993 and, therefore, an increase in net income of $584,000 ($0.04 per common share for both primary and fully diluted).

     The adjustments of the valuation allowance during fiscal 1995, 1994 and 1993 emanate from the Company's profitable operations during those years and the extent to which the Company can substantiate projected future earnings. The deferred tax assets as of September 30, 1995 and 1994 are equivalent to the benefit to be derived from net operating loss carryforwards that were expected to be utilized to offset future taxable income projected as of the respective balance sheet dates. The deferred tax assets at September 30, 1995 and 1994 have been limited to the benefit to be derived from projected future income, primarily due to the Company's projected future profitability currently being primarily dependent on one existing product line.

     A reconciliation between the statutory U.S. Federal income tax rate and the Company's effective tax rate for the years ended September 30, 1995, 1994 and 1993 is as follows:


                                                             1995       1994       1993
                                                             ----       ----       ----
     U.S. Federal statutory rate                             34.0%      34.0%      34.0%
     Increases (reductions) due to:
     State taxes - net of Federal tax benefit                 5.5        6.0       11.3
     Utilization of net operating loss carryforwards        (43.0)     (38.9)     (51.2)
     Anticipated future utilization of net operating
      loss carryforwards                                    (14.8)     (17.1)     (76.5)
     Nondeductible merger expenses                              -          -       11.1
     Net operating loss not producing current tax
      benefits                                                9.5        7.4       18.1
     Other - net                                               .9        -          1.0
                                                            -----      -----      -----
     Total                                                   (7.9%)     (8.6%)    (52.2%)
                                                            -----      -----      -----
                                                            -----      -----      -----


     The net deferred tax asset at September 30, 1995, 1994 and 1993 is comprised of the following:



     DEFERRED TAX ASSETS (LIABILITIES)          1995          1994           1993
     ---------------------------------          ----          ----           ----
     Net operating loss carryforwards      $  9,975,000   $ 12,355,000   $ 13,578,000
     Tax credit carryforwards                 1,708,000      1,129,000        810,000
     Accrued liabilities                      1,047,000        760,000        807,000
     Inventories                                524,000        460,000        423,000
     Property and equipment                    (101,000)        78,000        227,000
     Receivables                                137,000        130,000        111,000
                                           ------------   ------------   ------------
                                             13,290,000     14,912,000     15,956,000
     Less valuation allowance               (10,915,000)   (13,749,000)   (15,372,000)
                                           ------------   ------------   ------------
     Total                                 $  2,375,000   $  1,163,000   $    584,000
                                           ------------   ------------   ------------
                                           ------------   ------------   ------------

     As of September 30, 1995, Robotic Vision Systems, Inc. ("RVSI") had Federal net operating loss carryforwards of approximately $11,997,000. Such loss carryforwards expire in the fiscal years 2001 through 2007. Additionally, RVSI had Federal income tax credits of approximately $847,000 and state income tax credits of approximately $499,000. The utilization of the carryforwards to offset future tax liabilities is dependent upon the Company's ability to generate sufficient taxable income during the carryforward periods.

     As of September 30, 1995, Acuity had Federal net operating loss carryforwards of approximately $11,851,000 and foreign net operating loss carryforwards relating to its United Kingdom subsidiary of approximately $349,000. Such loss carryforwards expire in the fiscal years 1996 through 2010. In addition, Acuity has available approximately $325,000 of unused investment tax credits. Because of the changes in ownership, as defined in the Internal Revenue Code, which occurred in January 1994 and September 1995 (Note 2), certain of the net operating loss carryforwards and credits are subject to annual limitations.

     As of September 30, 1995, IDM had Federal net operating loss carryforwards of approximately $3,400,000. Such loss carryforwards expire in the fiscal years 2006 through 2010. In addition, IDM has available approximately $37,000 of unused general business tax credits. Because of the changes in ownership, as defined in the Internal Revenue Code, which occurred in October 1995 (Note 2), certain of the net operating loss carryforwards and credits are subject to annual limitations.

     6.   PLANT AND EQUIPMENT

     Plant and equipment at September 30, 1995 and 1994 consisted of the following:


                                                                 1995             1994
                                                                 ----             ----
     Machinery and equipment                                  $2,208,000       $1,970,000
     Furniture, fixtures and other equipment                   2,215,000        1,185,000
     Demonstration equipment                                   2,633,000        1,875,000
     Leasehold improvements                                      457,000          274,000
                                                              ----------       ----------
     Total                                                     7,513,000        5,304,000
     Less accumulated depreciation and amortization            3,368,000        2,441,000
                                                              ----------       ----------
     Plant and equipment - net                                $4,145,000       $2,863,000
                                                              ----------       ----------
                                                              ----------       ----------

7.   OTHER ASSETS

     Other assets at September 30, 1995 and 1994 consisted of the following:

                                                               1995           1994
                                                               ----           ----
     Software development costs, net of accumulated
      amortization of $738,000 and $413,000, respectively   $1,274,000     $1,064,000
     Other                                                     474,000        419,000
                                                            ----------     ----------
     Total                                                  $1,748,000     $1,483,000
                                                            ----------     ----------
                                                            ----------     ----------


     Certain software development costs totaling $535,000 and $433,000 have been capitalized during the fiscal years ended September 30, 1995 and 1994, respectively. Amortization expense relating to software development costs for 1995, 1994 and 1993 was $325,000, $239,000 and $137,000, respectively.

8.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities at September 30, 1995 and 1994 consisted of the following:


                                                          1995        1994
                                                          ----        ----
     Accrued wages and related employee benefits       $1,622,000  $1,663,000
     Accrued sales commissions                          1,827,000     540,000
     Accrued warranty and other product related costs     675,000     575,000
     Other                                              1,349,000   1,376,000
                                                       ----------  ----------
     Total                                             $5,473,000  $4,154,000
                                                       ----------  ----------
                                                       ----------  ----------

9.   LOAN PAYABLE

     In March 1995, Acuity obtained a revolving line of credit that provided for borrowings up to the lesser of $3,500,000 or 80 percent of eligible accounts receivable, as defined, plus 50 percent of unpledged domestic cash and cash equivalents. Interest was payable monthly at a rate of prime plus .5 percent. Borrowings under the line were secured by substantially all assets of Acuity. The agreement required, among other covenants, that Acuity maintain minimum levels of profitability, current ratio, net worth and limits the levels of leverage.

     After the merger with RVSI, the line of credit balance of $1,375,000 was repaid with the proceeds from a 90-day note payable from a new bank, guaranteed by RVSI. The note is collateralized by certain investments and cash equivalents of RVSI. The note has a maturity date of December 28, 1995. At September 30, 1995, the outstanding balance under the note was $1,385,000, bearing interest at 8.25 percent.

10.  NOTES PAYABLE

     RVSI had a line of credit agreement with a bank under which RVSI could borrow up to $1,500,000 against certain customer accounts receivable and inventory. $63,000 was outstanding under this agreement at September 30, 1994. Borrowings under the agreement bore interest at the higher of the bank's prime rate or the Federal funds rate plus one-half of one percent. The agreement expired in June 1995.

     At September 30, 1994, IDM had several short-term notes payable outstanding totaling approximately $236,000 to certain of its then existing stockholders at interest rates ranging from 7 to 10 percent. All outstanding balances were either repaid or satisfied through the issuance of shares of IDM common stock sold in IDM's 1995 private placement (Note 13). IDM also had outstanding $350,000 of loans representing bridge financing from three institutional investors (the "Investors"). These loans bore interest at the rate of 8 percent.

          In January and February 1995, IDM obtained additional bridge financing totaling $280,000 from the Investors. All amounts owed to the Investors were satisfied through the 1995 private placement of IDM's common stock (Note 13). In addition, in June through September 1995, these Investors, as well as a former stockholder of IDM common stock, loaned IDM a total of $270,000 for working capital purposes. Such loans bore interest at the rate of 10 percent and were secured by certain accounts receivable, inventory, and equipment. Such amounts were repaid in October 1995.

11.  EMPLOYEE BENEFIT PLANS

     DEFINED BENEFIT PLAN -   The Company has a noncontributory pension plan for
     employees who meet certain minimum eligibility requirements. The level of retirement benefit is based on a formula which considers both employee compensation and length of credited service.

     Plan assets are invested in pooled bank investment accounts, and the fair value of such assets is based on the quoted market prices of underlying securities in such accounts. The Company funds pension plan costs based on minimum and maximum funding criteria as determined by independent actuarial consultants.

     The components of net pension cost for the fiscal years ended September 30, 1995, 1994 and 1993 are summarized as follows:

                                                         1995          1994            1993
                                                         ----          ----            ----
     Service cost - benefits earned during the period  $158,000       $143,000       $ 91,000
     Interest on projected benefit obligations           83,000         62,000         49,000
     Estimated return on plan assets                    (56,000)       (52,000)       (43,000)
     Other - amortization of actuarial gains and
      net transition asset                              (20,000)       (30,000)       (32,000)
                                                       --------       --------       --------
     Net pension cost                                  $165,000       $123,000       $ 65,000
                                                       --------       --------       --------
                                                       --------       --------       --------

     The funded status of the plan compared with the accrued expense included in the Company's consolidated balance sheet at September 30, 1995 and 1994 is as follows:


                                                                               1995         1994
                                                                               ----         ----
     Fair value of plan assets                                             $  810,000    $  724,000
                                                                           ----------   -----------
     Actuarial present value of benefit obligation:
      Accumulated benefit obligation, including
       vested benefits of $754,000 and $636,000 in
       1995 and 1994, respectively                                            933,000       790,000
      Effect of projected compensation increases                              340,000       226,000
                                                                           ----------   -----------
     Projected benefit obligation for services rendered to date             1,273,000     1,016,000
                                                                           ----------   -----------
     Projected benefit obligation in excess of plan assets                   (463,000)     (292,000)
     Unrecognized net loss                                                    217,000        67,000
     Remaining unrecognized net transition asset being
      amortized over 11 years                                                 (86,000)     (122,000)
     Unrecognized prior service costs                                          34,000        40,000
                                                                           ----------   -----------
     Accrued pension cost                                                   $(298,000)   $ (307,000)
                                                                           ----------   -----------
                                                                           ----------   -----------


     Significant assumptions used in determining net periodic pension cost and related pension obligations are as follows:

                                                  1995       1994
                                                  ----       ----
     Discount rate                                8.00%      7.50%
     Rate of compensation increase                4.00%      4.00%
     Expected long-term rate of return on assets  8.25%      8.25%

                                        F-18

     DEFINED CONTRIBUTION STOCK OWNERSHIP AND DEFERRED COMPENSATION PLAN - The Company has a defined contribution plan for all eligible employees, as defined by the Plan. The Plan provides for employee cash contributions ranging from two to ten percent of compensation and matching employer contributions of Company stock at a rate of 25 percent of an employee's contribution, limited to a maximum of six percent of a participant's compensation. The Plan also provides for additional employer contributions of Company stock at the discretion of the Company's Board of Directors.
     The Company incurred $83,000, $60,000 and $36,000 for employer contributions to the Plan in 1995, 1994 and 1993, respectively. In 1995, 1994 and 1993, the Company issued 12,000, 9,000 and 16,000 shares, respectively, of its common stock to the Plan related to its prior year contribution.

     STOCK APPRECIATION RIGHTS - During fiscal 1992, the Company entered into a stock appreciation rights agreement with its President. Under the terms of the agreement, the President will receive a cash payment equal to the appreciation in the market value of a fixed number of shares of the Company's common stock if certain conditions are met.

     The Company records the compensation expense related to this agreement at the date that the amount of payment to be made can be reasonably estimated. The Company recorded compensation expense of $90,000 and $85,000 related to this agreement during fiscal 1995 and 1994, respectively. No compensation expense was recorded relating to this agreement during fiscal 1993. No additional compensation may be earned under this agreement.

12.  COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES - The Company has entered into operating lease agreements for equipment, and manufacturing and office facilities. The minimum noncancelable scheduled rentals under these agreements are as follows:

 YEAR ENDING SEPTEMBER 30:
 -------------------------
                           FACILITIES        EQUIPMENT       TOTAL
                           ----------        ---------       -----
     1996                   $919,000          $99,000     $1,018,000
     1997                    800,000           87,000        887,000
     1998                    791,000           54,000        845,000
     1999                    817,000           20,000        837,000
     2000                    705,000            4,000        709,000
     Thereafter              341,000              -          341,000
                          ----------        ---------     ----------
     Total                $4,373,000        $ 264,000     $4,637,000
                          ----------        ---------     ----------
                          ----------        ---------     ----------


     Rent expense for 1995, 1994 and 1993 was $798,000, $755,000 and $694,000,
     respectively.

     LITIGATION - During fiscal 1992, the Company instituted an action against Cybo Systems, Inc. ("Cybo"), alleging that Cybo breached certain agreements between the parties with respect to the sale by the Company to Cybo of all of the assets of its welding and cutting systems business.

     In response to the action brought by the Company, Cybo asserted claims against the Company alleging, among other things, breach of contract and warranties, fraud, bad faith, trespass and conversion. Cybo is seeking aggregate damages in excess of $10,000,000. The Company believes that Cybo's claims are without merit and plans to defend against them vigorously. The Company's management, after discussion with legal counsel, believes that the ultimate outcome of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

     UNITED STATES GOVERNMENT CONTRACTS - Certain of the Company's contracts are subject to audit by applicable United States governmental agencies. Until such audits are completed, the ultimate profit on these contracts cannot be finally determined; however, in the opinion of management, the final contract settlements will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.    STOCKHOLDERS' EQUITY

       PRIVATE EQUITY PLACEMENTS - During fiscal 1995, the Company entered into an agreement with a group of investors. Under the agreement, the Company received approximately $9,386,000, after expenses, in exchange for the issuance of 1,110,000 shares of the Company's common stock. The Company also issued warrants exercisable through June 2000 to purchase approximately 68,000 shares of the Company's common stock at exercise prices ranging from $8.75 to $9.00 per share.

       During fiscal 1995, IDM entered into an agreement with a group of investors and certain then existing stockholders. Under the agreement, IDM received approximately $1,765,000 after expenses, in exchange for 46,447 shares of IDM's common stock (approximately 119,000 equivalent shares of RVSI common stock). IDM used approximately $785,000 of the net proceeds to satisfy certain notes payable and related accrued interest and $60,000 of the net proceeds to satisfy certain accounts payable.

       During fiscal 1994, the Company entered into an agreement with a group of investors. Under the agreement the Company received approximately $3,804,000, after expenses, in exchange for the issuance of 1,360,000 shares of the Company's common stock. The Company also issued warrants exercisable through December 1999 to purchase 51,000 shares of the Company's common stock at an exercise price of $3.75 per share.

       During fiscal 1994, IDM entered into an agreement with an investor and certain existing stockholders. Under the agreement, IDM received approximately $491,000, after expenses, in exchange for 22,796 shares of IDM's common stock (approximately 59,000 equivalent shares of RVSI common stock). IDM used approximately $227,000 of the net proceeds to satisfy certain notes payable and related accrued interest.

       WARRANTS ISSUED FOR SERVICES RENDERED - During fiscal 1995, the Company issued warrants under certain agreements granting the holders thereof the right through July 1999 to purchase up to approximately 82,000 shares of the Company's common stock at exercise prices ranging from $5.81 to $23.38 per share as compensation for professional services rendered. The Company recorded an expense of approximately $92,000 related to the issuance of such warrants.

       During fiscal 1994, the Company issued warrants for the purchase of 30,000 shares of the Company's common stock at an exercise price of $4.69 per share as compensation for professional services rendered. The Company recorded an expense of approximately $38,000 related to the issuance of such warrants.

       During fiscal 1993, the Company issued warrants under certain agreements granting the holders thereof the right through June 1998 to purchase up to approximately 227,000 shares of the Company's common stock at exercise prices ranging from $0.88 to $3.00 per share as compensation for professional services rendered. The Company recorded an expense of approximately $125,000 related to the issuance of such warrants.

       WARRANT ISSUED IN SETTLEMENT OF LITIGATION - During fiscal 1993, the Company issued warrants in connection with the settlement of a lawsuit to purchase up to 25,000 shares of the Company's common stock at an exercise price of $4.37 per share. The expiration date of such warrants is November 1, 1996. The Company recorded an expense of approximately $25,000 related to the issuance of such warrants.

       WARRANTS EXERCISED - During fiscal 1995, the Company received approximately $492,000 in connection with the issuance of approximately 324,000 shares of its common stock upon the exercise of warrants to purchase such shares at prices ranging between $1.00 and $4.38 per share.

       During fiscal 1994, the Company received approximately $270,000 in connection with the issuance of approximately 243,000 shares of its common stock upon the exercise of warrants to purchase such shares at prices between $0.88 and $4.38 per share.

       WARRANTS OUTSTANDING - As of September 30, 1995, there were warrants outstanding to purchase approximately 1,198,000 shares of the Company's common stock with exercise prices ranging between $1.00 and $23.38 per share.

       STOCK OPTION PLANS - The Company has four stock option plans (the 1977, 1982, 1987 and 1991 plans) which provide for the granting of options to employees or directors at prices and terms as determined by the Board of Directors' Stock Option Committee (the "Committee"). With respect to the 1977 and 1987 plans, option prices may not be less than the fair market value at date of grant. Any excess of the fair market value of shares under option at the date of grant over the exercise price is charged to operations over the period in which the stock options vest. All options issued by the Company to date have exercise prices which were equal to market value of the Company's common stock at the date of grant. No new options may be granted under the 1977 and 1982 plans.

       The following table sets forth summarized information concerning the Company's stock options:

                                                                           NUMBER OF                        EXERCISE
                                                                             SHARES                        PRICE RANGE
                                                                           ----------                    ---------------
     Options outstanding for shares of common stock at October 1, 1992      1,475,862                    $0.53 - $38.72
     Granted                                                                  471,486                     0.88 -   9.29
     Canceled or expired                                                     (111,472)                    0.53 -  17.43
     Exercised                                                                (21,528)                    0.53 -   1.44
                                                                            ---------                     -------------
     Options outstanding for shares of common stock at September 30, 1993   1,814,348                     0.53 -  38.72
     Granted                                                                  305,074                     3.63 -  15.06
     Canceled or expired                                                      (32,285)                    0.53 -  21.51
     Exercised                                                               (335,982)                    0.53 -  17.43
                                                                            ---------                     -------------
     Options outstanding for shares of common stock at September 30, 1994   1,751,155                     0.53 -  38.72
     Granted                                                                  246,699                     4.25 -  22.50
     Canceled or expired                                                      (52,924)                    0.53 -  17.43
     Exercised                                                               (380,574)                    0.53 -  17.43
                                                                            ---------                     -------------
     Options outstanding for shares of common stock at September 30, 1995   1,564,356                    $0.53 - $38.72
                                                                            ---------                     -------------
                                                                            ---------                     -------------
     Options exercisable at September 30, 1995                                888,492
                                                                            ---------
                                                                            ---------
     Shares reserved for issuance at September 30, 1995                     2,140,021
                                                                            ---------
                                                                            ---------


14.  SEGMENT AND PRINCIPAL CUSTOMER INFORMATION

     For the purposes of segment reporting, management considers the Company to operate in one industry, the machine vision industry.

       During 1995, revenues from a single customer represented 16 percent of total revenues. No other customer accounted for more than 10 percent of total revenues for fiscal 1995, 1994 and 1993.

       Foreign export sales accounted for 64 percent, 41 percent and 52 percent of the Company's revenues in fiscal 1995, 1994 and 1993, respectively.

       The Company's domestic and foreign export sales during the years ended September 30, 1995, 1994 and 1993 are set forth below:


                                          1995           1994           1993
                                          ----           ----           ----
     North America                     $23,727,000    $28,034,000    $19,485,000
     Asia/Pacific Rim                   34,133,000     17,528,000     15,959,000
     Europe                              7,400,000      2,277,000      4,196,000
                                       -----------    -----------    -----------
     Total                             $65,260,000    $47,839,000    $39,640,000
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------

15.  SUBSEQUENT EVENT
     On November 20, 1995, the Company obtained a revolving line of credit from a bank that provides for maximum borrowings of $6,000,000. The agreement expires on January 31, 1999. Borrowings under the agreement are secured by all accounts receivable of the Company and will bear interest at the adjusted LIBOR rate, as defined, plus two percent. The Company will pay a commitment fee of one quarter of one percent per annum on any unused
     portion of the credit facility.   The terms of the agreement, among other
     matters, require the Company to maintain certain tangible net worth, debt to equity, working capital, and earnings before depreciation and amortization to long-term debt ratios and restrict the payment of cash dividends.
                                  * * * * * * *

              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:

     Registration Fee. . . . . . . . . . . . . . . . . . . . . . . . . $  2,869.57
     Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . .   15,000.00
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . .    3,500.00
     Printing and Reproduction . . . . . . . . . . . . . . . . . . . .    1,500.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .      130.43
                                                                       -----------
     Total Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . $ 23,000.00
                                                                       -----------
                                                                       -----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article SEVENTH of the Certificate of Incorporation of Robotic Vision Systems, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

        Section 145 of Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

       Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.


ITEM 16.  EXHIBITS

     5       Opinion of Parker Duryee Rosoff & Haft
     23(a)   Consent of Deloitte & Touche LLP
     23(b)   Consent of Arthur Andersen LLP
     23(c)   Consent of Parker Duryee Rosoff & Haft (included in  Exhibit 5 hereof)


ITEM 17.  UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

      (7) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (8) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (9) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (10) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration

Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, and State of New York, on the 12th day of January, 1996.

                                       ROBOTIC VISION SYSTEMS, INC.


                                       By: /S/PAT V. COSTA
                                           ------------------------
                                              Pat V. Costa
                                              President



                                  POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pat V. Costa and Robert H. Walker, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


      SIGNATURE                  TITLE                    DATE
      ---------                  -----                    ----

                            Chairman of the
/s/Pat V. Costa             Board, President and
-----------------------     Director (Principal      January 12, 1996
Pat V. Costa                Executive Officer)

                                       II-4


                            Executive Vice
                            President,
                            Secretary/Treasure
                            and Director
/s/Robert H. Walker         (Principal Financial     January 12, 1996
-----------------------     Officer and Principal
Robert H. Walker            Accounting Officer


/s/Howard Stern             Senior Vice President
-----------------------     and Director             January 12, 1996
Howard Stern


-----------------------     Director
Donald F. Domnick


/s/Jay M. Haft
-----------------------     Director                 January 12, 1996
Jay M. Haft


-----------------------     Director
Frank A. DiPietro


-----------------------     Director
Mark J. Lerner


/s/Ofer Gneezy
-----------------------     Director                 January 12, 1996
Ofer Gneezy


-----------------------     Director
Donald J. Kramer


                                      II-5